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EXHIBIT 3.01

CERTIFICATE OF LIMITED PARTNERSHIP
OF
JWH GLOBALANALYTICS FUND, L.P.

The Undersigned, desiring to form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17, do hereby certify as follows:

First: The name of the limited partnership is ‘‘JWH Global Analytics Fund, L.P.’’

Second: The address of its registered office in the State of Delaware is 3500 South Dupont Highway in the city of Dover. The name of the Registered Agent at such address is Vanguard Corporate Services Ltd.

Third: The name and mailing address of each general partner is as follows:

John W. Henry & Company, Inc.
301 Yamato Road, Suite 2200
Boca Raton, FL 33431

In Witness Whereof, the undersigned has executed this Certificate of Limited Partnership as of 12th day of May, A.D. 2006

JWH GlobalAnalytics Fund, L.P.
By: John W. Henry & Company, Inc.,
General Partner
By: /s/ David M. Kozak
Name: David M. Kozak
Title: Secretary